                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15 (d)
                     of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)         March 31, 2003
                                                -------------------------------

                        ENGINEERED SUPPORT SYSTEMS, INC.
-------------------------------------------------------------------------------



        MISSOURI                      0-13880                    43-1313242
(State of Incorporation)       (Commission File No.)           (IRS Employer
                                                            Identification No.)





201 Evans Lane, St. Louis, Missouri                                 63121
(Address of principal executive officer)                         (Zip Code)




Registrant's telephone number including area code:  (314) 553-4000

Item 5.           Other Events.

                  On March 31, 2003, Engineered Support Systems, Inc. (the Company) announced a restructuring plan in which electronics assembly work currently performed at its Sanford, Florida facility would be relocated to a new state-of-the-art electronics assembly and test facility located at its St. Louis, Missouri headquarters or to its West Plains, Missouri manufacturing facility. In conjunction with the plan, the Company anticipates a $3.0 million pre-tax ($1.8 million after-tax) restructuring expense to be recorded during the year ending October 31, 2003. Recurring after-tax cost savings related to the restructuring plan of an estimated $1.5 to $2.0 million are expected to be realized annually beginning in the year ending October 31, 2004.


Item 7.           Financial Statements and Exhibits

                  (c) (1) Engineered Support Systems, Inc. press release, dated March 31, 2003, announcing the closing of the Company's Sanford, Florida facility.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ENGINEERED SUPPORT SYSTEMS, INC.


Date:    March 31, 2003              BY:   /s/ Gary C. Gerhardt
     ----------------------             ---------------------------------------
                                           Gary C. Gerhardt
                                           Vice Chairman - Administration and
                                           Chief Financial Officer

Item 7(c)(1) - Engineered Support Systems, Inc. press release, dated March 31,
               2003, announcing the closing of the Company's Sanford, Florida facility.

[ESSI logo]
-------------------------------------------------------------------------------
                                    201 Evans Lane  *  St. Louis, MO 63121-1126


For further information, please contact:
Gary C. Gerhardt
314/553-4982

                         ENGINEERED SUPPORT SYSTEMS TO
                CONSOLIDATE ELECTRONICS MANUFACTURING OPERATIONS

         ST. LOUIS, MO., MARCH 31, 2003 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced another phase of its ongoing facility rationalization plan aimed at improving operating efficiency and long-term profitability within the Company. Under this phase of the plan, electronics assembly work currently performed at the Sanford, Florida facility of its Systems & Electronics Inc.
(SEI) subsidiary will be relocated to alternate SEI facilities. The curtailment of operations at this facility will result in improved overall utilization of Engineered Support's existing production capacity and in substantial recurring cost savings, according to MICHAEL F. SHANAHAN, SR., CHAIRMAN AND CEO.

The 177,000 square foot Sanford electronics plant currently employs approximately 150 workers who provide system integration, electro-mechanical assemblies and cable/harnesses for certain of the Company's key defense programs including the Knight Fire Support System, the High Power Off-Load to CASS and the Tunner 60-K Aircraft Cargo Loader. SEI expects to vacate the facility by the end of calendar 2003 with operations fully transferred to either a new state-of-the-art electronics assembly and test facility located at its St. Louis headquarters or to its manufacturing facility in West Plains, Mo. The Company intends to sell the Sanford property in 2004.

Shanahan commented, "The consolidation of our Sanford operation is another significant step for us in our continuing effort to better utilize the Company's internal capabilities and to maximize shareholder value. While we regret the need to dislocate any of our valuable employees, we must retain a competitive cost structure within the defense industry in order to pursue future business growth. We possess outstanding resources in all functional areas within Engineered Support Systems and are ready and able to meet the demanding needs of today's military, particularly in these times of global unrest."

In conjunction with the curtailment of the Sanford operation, the Company will incur a pre-tax restructuring charge of approximately $3 million ($1.8 million after-tax) relating to the estimated cost of severance, related employee benefits and asset write-downs. In accordance with recently issued accounting guidance for the disposal of business activities, the Company expects to record restructuring costs of approximately $1.5 million ($900,000 after-tax) of this amount during the current quarter ending April 30, 2003. The remainder of the $3 million pre-tax charge will be recorded primarily over the second half of the year.

Recurring after-tax cost savings of an estimated $1.5 million to $2 million are expected to be realized annually commencing in fiscal 2004 as a direct result of this restructuring. Engineered Support will provide an updated financial forecast for its anticipated 2003 and 2004 operating results in conjunction with its earnings release for the second quarter ended April 30, 2003, which will be announced May 28, 2003. This forecast will include the incremental revenues and earnings anticipated from the Company's pending acquisition of Technical and Management Services Corporation (TAMSCO) that is expected to close by the end of the current quarter.

Engineered Support Systems, Inc. is a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services for all branches of America's armed forces and certain foreign militaries. The Company also serves a variety of commercial customers. For additional information about Engineered Support Systems, please visit the Company's website at www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.


                                 *  *  *  *